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                                                                      EXHIBIT 21


                                  SUBSIDIARIES


AMDP, Inc., incorporated under the laws of California.

Alpha Technology Interconnect, Inc., incorporated under the laws of Delaware.

Delta Computec, Inc., incorporated under the laws of New York.

NQL Solutions, Inc., incorporated under the laws of Delaware.